Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Insured New York
Premium Income Municipal Fund, Inc.
33-46938
811-3319

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, with the meeting being subsequently adjourned to October 22, 2007 and then adjourned to November 8, 2007, at this meeting shareholders were asked to vote on a new Investment Management
Agreement.

Voting results for the new investment management agreement are as follows:

<c>To approve a new investment management agreement
<c>Common and MuniPreferred shares voting together as a class
   For
                    4,292,938
   Against
                       244,175
   Abstain
                       217,517
   Broker Non-Votes
                    1,494,296
      Total
                    6,248,926



Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950134-07-012850.